                                                               EXHIBIT 11(b) (i)

                                  [CHASE LOGO]

Chase Securities Inc.
270 Park Avenue
New York, NY 10017-2070
                                                                 August 20, 1997

                               Cambrex Corporation
                            Senior Credit Facilities
                                Commitment Letter
Cambrex Corporation
One Meadowlands Plaza
East Rutherford, New Jersey 07073

Attention: Mr. Douglas H. MacMillan
           Vice President-Chief Financial Officer


Ladies and Gentlemen:

         You have advised The Chase Manhattan Bank ("CHASE") and Chase Securities Inc. ("CSI") that Cambrex Corporation, a Delaware corporation ("CAMBREX" or the "Company") is seeking senior bank financing of up to $400,000,000 (a) to refinance certain existing indebtedness and (b) for the purpose of consummating an acquisition identified by you in discussions with us, which acquisition will be affected through a tender offer for all of the outstanding common stock (and associated share purchase rights) of the acquisition target followed by a merger of a wholly owned acquisition subsidiary of Cambrex with and into the acquisition target (the "Acquisition"), and for working and other general corporate purposes including future acquisitions. In that connection, you have requested that CSI agree to structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $400,000,000 (the "SENIOR FACILITIES") and that Chase commit to provide up to $200,000,000 and to serve as administrative agent for the Senior Facilities.

         CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Senior Facilities. Furthermore, Chase is pleased to advise you of (a) its commitment to provide up to $200,000,000 of the Senior Facilities (which commitment is not conditioned by the completion of the primary syndication of the $400 million Senior Facilities) and (b) its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by CS1 and Chase in consultation with you (together with Chase, the "LENDERS") to provide the balance of the necessary commitments for the Senior Facilities (and to assume a portion of Chase's commitment hereunder), in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "COMMITMENT LETTER") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET").

Cambrex Corporation.               - 2 -                         August 20, 1997


         CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

         It is agreed that Chase will act as the sole and exclusive Administrative Agent, and that CSI will act as the sole and exclusive advisor and arranger, for the Senior Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Facilities unless you and we shall so agree.

         CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Borrower and its subsidiaries, and the other transactions contemplated hereby, including all financial information and projections and any budgets, forecasts or pro forma data (the "PROJECTIONS"), as we may reasonably request in connection with the arrangement and syndication of the Senior Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "INFORMATION") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Senior Facilities we may use and rely on the Information and Projections without independent verification thereof.

         As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the non-refundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "FEE LETTER").

Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or

Cambrex Corporation.                    - 3 -                    August 20, 1997


otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole,
(b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower and its subsidiaries, or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof,
(c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Senior Facilities, (d) our satisfaction that prior to and during the syndication of the Senior Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its affiliates, (e) the negotiation, execution and delivery on or before September 30, 1991 of definitive documentation with respect to the Senior Facilities satisfactory to Chase and its counsel and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Senior Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

         You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Senior Facilities, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees charges and disbursements of counsel) incurred in connection with the Senior Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Senior Facilities.

This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This

Cambrex Corporation.                - 4 -                        August 20, 1997


Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Facilities and will replace any previously accepted Commitment Letter and Fee Letter and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, nor the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except
(a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided that the foregoing restrictions shall cease to apply after this Commitment Letter has been accepted by you.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on August 22, 1997. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

     Cambrex Corporation.                 - 5 -                  August 20, 1997


         Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                                            Very truly yours,

                                            THE CHASE MANHATTAN BANK



                                            By: /s/ James McNimara
                                                ---------------------------
                                                Name:  James McNimara
                                                Title: Vice President


                                            CHASE SECURITIES INC.


                                            By: /s/ Robert W. Mathews
                                                -------------------------
                                                Name:  Robert W. Mathews
                                                Title: Vice President


Accepted and agreed to as of the date first written above by:

CAMBREX CORPORATION




By:  /s/ Douglas H. MacMillan
     ------------------------------------------
     Name:  Douglas H. MacMillan
     Title: Vice President-Chief Financial Officer

                                                                       Exhibit A

                            SENIOR CREDIT FACILITIES
                         Summary of Terms and Conditions
                                 August 20, 1997

I.         Parties

           Borrower:                       Cambrex Corporation (the "BORROWER").
                                           Subsidiaries of Cambrex Corporation
                                           may be designated as borrower on
                                           terms acceptable to Chase.



           Guarantors:                     Each of the Borrower's direct and
                                           indirect domestic subsidiaries (the
                                           "GUARANTORS"; the Borrower and the
                                           Guarantors, collectively, the "CREDIT
                                           PARTIES"). No foreign subsidiary of
                                           the Borrower will be a guarantor, but
                                           in lieu thereof the Borrower will
                                           grant a first priority security
                                           interest in 66% of the capital stock
                                           of each first-tier foreign
                                           subsidiary.



           Advisor and Arranger:           Chase Securities Inc. (in such
                                           capacity, the "ARRANGER").



           Administrative Agent:           The Chase Manhattan Bank ("CHASE"
                                           and, in such capacity, the
                                           "ADMINISTRATIVE AGENT").



           Co-agent:                       The First National Bank of Chicago

           Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger (collectively, the
                                           "LENDERS").


   II.     Revolving Credit Facility

           Amount of Facility:             Five-year revolving credit facility
                                           (the "REVOLVING CREDIT FACILITY" in
                                           the amount of up to $400,000,000 (or
                                           equivalent) available on a
                                           multi-currency basis with currencies
                                           to be agreed (the loans thereunder,
                                           the "REVOLVING CREDIT LOANS ").



           Availability:                   The Revolving Credit Facility shall
                                           be available on a revolving basis
                                           during the period commencing on the
                                           Closing Date and ending on the fifth
                                           anniversary thereof (the "REVOLVING
                                           CREDIT TERMINATION DATE").

Cambrex Corporation                 - 2 -                        August 20, 1997
Summary of Terms and Conditions

                  Letters of Credit:       A portion of the Revolving Credit
                                           Facility in an amount to be
                                           determined shall be available for the
                                           issuance of standby and/or commercial
                                           letters of credit (the "LETTERS OF
                                           CREDIT" by Chase (in such capacity,
                                           the "ISSUING LENDER"). No Letter of
                                           Credit shall have an expiration date
                                           after the earlier of (a) one year
                                           after the date of issuance and (b)
                                           five business days prior to the
                                           Revolving Credit Termination Date,
                                           provided that any Letter of Credit
                                           with a one-year tenor may provide for
                                           the renewal thereof for additional
                                           one-year periods (which shall in no
                                           event extend beyond the date referred
                                           to in clause (b) above).

                                           Drawings under any Letter of Credit
                                           shall be reimbursed by the Borrower
                                           (whether with its own funds or with
                                           the proceeds of Revolving Credit
                                           Loans) on the same business day. To
                                           the extent that the Borrower does not
                                           so reimburse the Issuing Lender, the
                                           Lenders under the Revolving Credit
                                           Facility shall be irrevocably and
                                           unconditionally obligated to
                                           reimburse the Issuing Lender on a pro
                                           rata basis.



                  Swing Line Loans:        A portion of the Revolving Credit
                                           Facility not in excess of $10,000,000
                                           shall be available for swing line
                                           loans (the "SWING LINE LOANS") from
                                           Chase (in such capacity, the "SWING
                                           LINE LENDER") on same-day notice. Any
                                           such Swing Line Loans will reduce
                                           availability under the Revolving
                                           Credit Facility on a
                                           dollar-for-dollar basis. Each Lender
                                           under the Revolving Credit Facility
                                           shall acquire, under certain
                                           circumstances, an irrevocable and
                                           unconditional pro rata participation
                                           in each Swing Line Loan.



                  Competitive Loans:       The Borrower shall have the option to
                                           request that the Lenders bid for
                                           loans ("COMPETITIVE LOANS") bearing
                                           interest at an absolute rate or a
                                           margin over the eurodollar rate, with
                                           specified maturities ranging from 7
                                           to 360 days. Each Lender shall have
                                           the right, but not the obligation, to
                                           submit bids at its discretion. The
                                           Borrower, by notice given four
                                           business days in advance in the case
                                           of eurodollar rate bids and one
                                           business day in advance in the case
                                           of absolute rate bids, shall specify
                                           the proposed date of borrowing, the
                                           interest period, the amount of the
                                           Competitive Loan and the maturity
                                           date thereof, the interest rate basis
                                           to be used by the Lenders in bidding
                                           and such other terms as the Borrower
                                           may specify. The Administrative Agent
                                           shall advise the Lenders of the terms

Cambrex Corporation                 - 3 -                        August 20, 1997
Summary of Terms and Conditions

                                           of the Borrower's notice, and,
                                           subject to acceptance by the
                                           Borrower, bids shall be allocated to
                                           each Lender in ascending order from
                                           the lowest bid to the highest bid
                                           acceptable to the Borrower. While
                                           Competitive Loans are outstanding,
                                           the available commitments under the
                                           Revolving Credit Facility shall be
                                           reduced by the aggregate amount of
                                           such Competitive Loans.

      Maturity:                            The Revolving Credit Termination
                                           Date.



      Purpose: The proceeds of the Revolving Credit Loans shall be used (i) to refinance the outstanding loans under the Company's existing senior bank credit facilities and, (ii) for working capital and other general corporate purposes of the Borrower and its subsidiaries, (iii) to fund acquisitions, including the
                                           Acquisition.



III.  Certain Payment Provisions      As set forth on Annex 1.

      Fees and Interest Rates:

      Optional Prepayments and
      Commitment Reductions:               Loans may be prepaid and commitments
                                           may be reduced by the Borrower in
                                           minimum amounts to be agreed upon,
                                           provided that Competitive Loans may
                                           not be prepaid without the consent of
                                           the relevant Lender.



IV.   Certain Conditions

      Initial Conditions:                  The availability of the Credit
                                           Facilities shall be conditioned upon
                                           satisfaction of, among other things,
                                           the following conditions precedent
                                           (the date upon which all such
                                           conditions precedent shall be
                                           satisfied, the "CLOSING DATE") on or
                                           before September 30, 1997:

                                           (a) Each Credit Party shall have
                                           executed and delivered reasonably
                                           satisfactory definitive financing
                                           documentation with respect to the
                                           Credit Facilities (the "CREDIT
                                           DOCUMENTATION").

                                           (b) All governmental and third party
                                           approvals necessary or reasonably
                                           advisable in connection with the
                                           financing contemplated hereby and the
                                           continuing operations of the Borrower
                                           and its subsidiaries shall have been
                                           obtained and be in full force and
                                           effect.

Cambrex Corporation                      - 4 -                   August 20, 1997
Summary of Terms and Conditions

                                           (c) The Lenders shall have received
                                           (i) satisfactory audited consolidated
                                           financial statements of the Borrower
                                           for the two most recent fiscal years
                                           ended prior to the Closing Date as to
                                           which such financial statements are
                                           available and (ii) reasonably
                                           satisfactory unaudited interim
                                           consolidated financial statements of
                                           the Borrower for each quarterly
                                           period ended subsequent to the date
                                           of the latest financial statements
                                           delivered pursuant to clause (i) of
                                           this paragraph as to which such
                                           financial statements are available.

                                           (d) The Lenders, the Administrative
                                           Agent and the Arranger shall have
                                           received all fees required to be
                                           paid, and all expenses for which
                                           invoices have been presented, on or
                                           before the Closing Date.

                                           (e) The Lenders shall have received
                                           such legal opinions, documents and
                                           other instruments as are customary
                                           for transactions of this type or as
                                           they may reasonably request.

      On-Going Conditions:                 The making of each extension of
                                           credit shall be conditioned upon (a)
                                           the accuracy of all representations
                                           and warranties in the Credit
                                           Documentation (including, without
                                           limitation, the material adverse
                                           change and litigation
                                           representations) and (b) there being
                                           no default or event of default in
                                           existence at the time of, or after
                                           giving effect to the making of, such
                                           extension of credit. As used herein
                                           and in the Credit Documentation a
                                           "material adverse change" shall mean
                                           any event, development or
                                           circumstance that has had or could
                                           reasonably be expected to have a
                                           material adverse effect on (a) the
                                           business, assets, property, condition
                                           (financial or otherwise) or prospects
                                           of the Borrower and its subsidiaries
                                           taken as a whole, or (b) the validity
                                           or enforceability of any of the
                                           Credit Documentation, taken as a
                                           whole, or the rights and remedies of
                                           the Administrative Agent and the
                                           Lenders thereunder, taken as a whole.

      V. Certain Documentation Matters     The Credit Documentation shall
                                           contain representations, warranties,
                                           covenants and events of default
                                           customary for

Cambrex Corporation                     - 5 -                    August 20, 1997
Summary of Terms and Conditions

                                           financings of this type and other
                                           terms reasonably deemed appropriate
                                           by the Lenders, including, without
                                           limitation:

      Representations and
      Warranties:                          Financial statements; absence of
                                           undisclosed liabilities; no material
                                           adverse change; corporate existence;
                                           compliance with law; corporate power
                                           and authority; enforceability of
                                           Credit Documentation; no conflict
                                           with law or contractual obligations;
                                           no material litigation; no default;
                                           ownership of property; liens;
                                           intellectual property; no burdensome
                                           restrictions; taxes; Federal Reserve
                                           regulations; ERISA; Investment
                                           Company Act; subsidiaries;
                                           environmental matters; solvency; and
                                           accuracy of disclosure.



      Affirmative Covenants:               Delivery of financial statements,
                                           reports, accountants' letters,
                                           officers' certificates and other
                                           information reasonably requested by
                                           the Lenders; payment of other
                                           obligations; continuation of business
                                           and maintenance of existence and
                                           material rights and privileges;
                                           compliance with laws and material
                                           contractual obligations; maintenance
                                           of property and insurance;
                                           maintenance of books and records;
                                           right of the Lenders to inspect
                                           property and books and records;
                                           notices of defaults, litigation and
                                           other material events; and compliance
                                           with environmental laws.



      Financial Covenants:                 Financial covenants will include:

                                           1. ratio of (i) Funded Debt as of the
                                           end of each quarter to (ii) Cash Flow
                                           for the period of four consecutive
                                           quarters of not more than 4.0:1.

                                           Funded Debt is defined as all
                                           indebtedness including capital lease
                                           obligations and subordinated debt.

                                           Cash Flow is defined as earnings
                                           before interest, taxes, depreciation
                                           and amortization. Cash Flow will be
                                           subject to adjustments to be
                                           determined for any acquisition during
                                           the relevant period.

                                           2. Cash Flow Coverage Ratio (defined
                                           as the ratio of (I) Cash Flow (as
                                           defined above) to (ii) interest
                                           expense of not less than 3.0:1
                                           measured on a rolling four quarter
                                           trailing basis; and

Cambrex Corporation                 - 6 -                        August 20, 1997
Summary of Terms and Conditions

                                          3. Minimum Net Worth (defined as
                                          stockholders' common equity,
                                          preferred stock and minority
                                          interests, less treasury stock) of at
                                          least $200,000,000, increasing
                                          annually by 50% of net income and
                                          100% of the proceeds of any equity
                                          offering.

      Negative Covenants:                 Limitations on: indebtedness
                                          (including preferred stock of
                                          subsidiaries); liens; guarantee
                                          obligations; mergers, consolidations,
                                          liquidations and dissolutions; sales
                                          of assets; leases; dividends and
                                          other payments in respect of capital
                                          stock; investments, loans and
                                          advances; transactions with
                                          affiliates; sale and leasebacks;
                                          changes in fiscal year; negative
                                          pledge clauses; and changes in lines
                                          of business. Acquisitions, including
                                          the Acquisition, will be permitted
                                          provided that, after giving effect
                                          thereto, the Borrower would be in pro
                                          forma compliance with financial
                                          covenants.



      Events of Default:                  Nonpayment of principal when due;
                                          nonpayment of interest, fees or other
                                          amount; material inaccuracy of
                                          representations and warranties;
                                          violation of covenants (subject, in
                                          the case of certain affirmative
                                          covenants, to a grace period to be
                                          agreed upon); cross-default;
                                          bankruptcy events; certain ERISA
                                          events; material judgments; material
                                          environmental liabilities or claims;
                                          and actual or asserted invalidity of
                                          any guarantee or security document or
                                          security interest.



      Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Revolving Credit Loans (including participations in Letters of Credit and Swingline Loans) and unused commitments under the Credit
                                          Facilities, except that (a) the
                                          consent of each Lender directly
                                          affected thereby shall be required
                                          with respect to (i) reductions in the
                                          amount or extensions of the scheduled
                                          maturity of any Loan, (ii) reductions
                                          in the rate of interest or any fee or
                                          extensions of any due date thereof,
                                          (iii) increases in the amount or
                                          extensions of the expiry date of any
                                          Lender's commitment and (iv)
                                          modifications to the pro rata
                                          provisions of the Credit
                                          Documentation and (b) the consent of
                                          100% of the Lenders shall be required
                                          with respect to (i) modifications to
                                          any of the voting percentages and
                                          (ii)

Cambrex Corporation                     - 7 -                    August 20, 1997
Summary of Terms and Conditions

                                          releases of significantly all or
                                          substantially all of the Guarantors
                                          or all or substantially all of the
                                          pledged collateral.

      Assignments and
      Participations:                     The Lenders shall be permitted to
                                          assign and sell participations in
                                          their Loans and commitments, subject,
                                          in the case of assignments (other
                                          than to another Lender or to an
                                          affiliate of a Lender), to the
                                          consent of the Administrative Agent,
                                          the Issuing Lender, the Swing Line
                                          Lender and the Borrower (which
                                          consent in each case shall not be
                                          unreasonably withheld). In the case
                                          of partial assignments (other than to
                                          another Lender or to an affiliate of
                                          a Lender), the minimum assignment
                                          amount shall be $5,000,000 unless
                                          otherwise agreed by the Borrower and
                                          the Administrative Agent.
                                          Participants shall have the same
                                          benefits as the Lenders with respect
                                          to yield protection and increased
                                          cost provisions. Voting rights of
                                          participants shall be limited to
                                          those matters with respect to which
                                          the affirmative vote of the Lender
                                          from which it purchased its
                                          participation would be required as
                                          described under "Voting" above.
                                          Pledges of Loans in accordance with
                                          applicable law shall be permitted
                                          without restriction. Promissory notes
                                          shall be issued under the Credit
                                          Facilities only upon request.



      Yield Protection:                   The Credit Documentation shall
                                          contain customary provisions (a)
                                          protecting the Lenders against
                                          increased costs or loss of yield
                                          resulting from changes in reserve,
                                          tax, capital adequacy and other
                                          requirements of law and from the
                                          imposition of or changes in
                                          withholding or other taxes and (b)
                                          indemnifying the Lenders for
                                          "breakage costs" incurred in
                                          connection with, among other things,
                                          any prepayment of a Eurodollar Loan
                                          (as defined in Annex 1) on a day
                                          other than the last day of an
                                          interest period with respect thereto
                                          and any prepayment of a Competitive
                                          Loan.



      Expenses and
      Indemnification:                    The Borrower shall pay (a) all
                                          reasonable out-of-pocket expenses of
                                          the Administrative Agent and the
                                          Arranger associated with the
                                          syndication of the Credit Facilities
                                          and the preparation, execution,
                                          delivery and administration of the
                                          Credit Documentation and any
                                          amendment or waiver with respect
                                          thereto (including the reasonable
                                          fees, disbursements and other charges
                                          of counsel) and (b) all out-

Cambrex Corporation                   - 8 -                      August 20, 1997
Summary of Terms and Conditions

                                           of-pocket expenses of the
                                           Administrative Agent and the Lenders
                                           (including the fees, disbursements
                                           and other charges of counsel) in
                                           connection with the enforcement of
                                           the Credit Documentation.

                                           The Administrative Agent, the
                                           Arranger and the Lenders (and their
                                           affiliates and their respective
                                           officers, directors, employees,
                                           advisors and agents) will have no
                                           liability for, and will be
                                           indemnified and held harmless
                                           against, any loss, liability, cost or
                                           expense incurred in respect of the
                                           financing contemplated hereby or the
                                           use or the proposed use of proceeds
                                           thereof (except to the extent
                                           resulting from the gross negligence
                                           or willful misconduct of the
                                           indemnified party).

      Governing Law and Forum:             State of New York.



      Counsel to the
      Administrative Agent and
      the Arranger:                        Milbank, Tweed, Hadley & McCloy

                                                                         Annex I

                                           Interest and Certain Fees


      Interest Rate Options:               The Borrower may elect that the Loans
                                           (other than Competitive Loans)
                                           comprising each borrowing bear
                                           interest at a rate per annum equal
                                           to:

                                                the ABR plus the Applicable
                                                Margin; or

                                                the Eurodollar Rate plus the
                                                Applicable Margin.

                                           provided that all Swing Line Loans
                                           shall bear interest based upon the
                                           ABR.

                                           As used herein:

                                           "ABR" means the higher of (i) the
                                           rate of interest publicly announced
                                           by Chase as its prime rate in effect
                                           at its principal office in New York
                                           City (the "PRIME RATE") and (ii) the
                                           federal funds effective rate from
                                           time to time plus 0.5%.

                                           "APPLICABLE MARGIN" means a
                                           percentage determined in accordance
                                           with the pricing grid below.

                                           "EURODOLLAR RATE" means the rate
                                           (adjusted for statutory reserve
                                           requirements for eurocurrency
                                           liabilities) for eurodollar deposits
                                           for one, two, three or six months (as
                                           selected by the Borrower) appearing
                                           on page 3750 of the Dow Jones Markets
                                           Service.




      Interest Payment Dates:              In the case of Loans bearing interest
                                           based upon the ABR ("ABR LOANS"),
                                           quarterly in arrears.

                                           In the case of Loans bearing interest
                                           based upon the Eurodollar Rate
                                           ("EURODOLLAR LOANS"), on the last day
                                           of each relevant interest period and,
                                           in the case of any interest period
                                           longer than three months, on each
                                           successive date three months after
                                           the first day of such interest
                                           period.

Cambrex Corporation                       - 2 -               August 20, 1997
Summary of Terms and Conditions

      Facility Fees:                       The Borrower shall pay a facility fee
                                           calculated at the rate determined by
                                           reference to the pricing grid below
                                           on the aggregate amount of the
                                           Revolving Credit Facility (whether or
                                           not utilized), payable quarterly in
                                           arrears.



      Letter of Credit Fees:               The Borrower shall pay a commission
                                           on all outstanding Letters of Credit
                                           at a per annum rate equal to the
                                           Applicable Margin then in effect with
                                           respect to Eurodollar Loans on the
                                           face amount of each such Letter of
                                           Credit. Such commission shall be
                                           shared ratably among the Lenders
                                           participating in the Revolving Credit
                                           Facility and shall be payable
                                           quarterly in arrears.

                                           A fronting fee in a per annum amount
                                           to be determined on the face amount
                                           of each Letter of Credit shall be
                                           payable quarterly in arrears to the
                                           Issuing Lender for its own account.
                                           In addition, customary
                                           administrative, issuance, amendment,
                                           payment and negotiation charges shall
                                           be payable to the Issuing Lender for
                                           its own account.



      Default Rate:                        At any time when the Borrower is in
                                           default in the payment of any amount
                                           of principal due under the Credit
                                           Facilities, such overdue principal
                                           amount shall bear interest at 2%
                                           above the rate otherwise applicable
                                           thereto. Overdue interest, fees and
                                           other amounts shall bear interest at
                                           2% above the rate applicable to ABR
                                           Loans.



      Rate and Fee Basis:                  All per annum rates shall be
                                           calculated on the basis of a year of
                                           360 days (or 365/366 days, in the
                                           case of ABR Loans the interest rate
                                           payable on which is then based on the
                                           Prime Rate) for actual days elapsed.


                                                                      Applicable Margin
----------------------------------------------------------------------------------------------------------------
Funded Debt to Cash
       Flow                                      ABR                       LIBOR                    Facility Fee
----------------------------------------------------------------------------------------------------------------
smaller than 2.0:1.0                              0                         22.5                        1 5
----------------------------------------------------------------------------------------------------------------
greater than 2.0: 1.0 less than 3.0: 1.0          0                         32.5                       17.5
----------------------------------------------------------------------------------------------------------------
greater than 3.0: 1.0 less than 3.5: 1.0          0                         42.5                        20
----------------------------------------------------------------------------------------------------------------
greater than 3.5: 1.0                             0                         50.0                        25
----------------------------------------------------------------------------------------------------------------